Exhibit 99.1

INTRAWARE ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

SECOND CONSECUTIVE QUARTER OF PROFITABILITY
ACHIEVES POSITIVE CASH FLOW

ORINDA, Calif. — January 10, 2008 —Intraware, Inc. (Nasdaq:ITRA), the leading provider of on-demand digital asset and entitlement management solutions, today reported financial results for its third quarter ended November 30, 2007. During the third quarter of fiscal 2008, the company:

  Signed three new SubscribeNet® customers, including Saba Software, as well as two pilot customers;
  Entered into seven SubscribeNet contract renewals or extensions, including QAD and Critical Path, and five professional services statements of work for existing SubscribeNet customers;
  Achieved $1.3 million in contract renewals, new customers, professional services engagements, and variable billings;
  Increased total annual contract value of its SubscribeNet customers by approximately $280,000, to $10.9 million;
  Achieved approximately $580,000 positive cash flow from operations; and
  Added over 240,000 end users to the SubscribeNet service, pushing total end user adoption to the 2.15 million end users mark.

Total revenues for the third quarter of fiscal 2008 were $3.1 million, compared to $2.8 million in the same period of fiscal 2007 and $3.2 million during the second quarter of fiscal 2008. Lower third quarter revenues were due to the company recognizing approximately $270,000 of deferred revenue from a customer that terminated its agreement during the previous quarter, however, this decrease was partially offset by an increase in revenues from our core SubscribeNet services in the third quarter. Gross profit margins for the third quarter of fiscal 2008 were 65%, an improvement from 51% in the same period in 2007, and down slightly from 67% in the second quarter of fiscal 2008.

Net income for the third quarter of fiscal 2008 was $78,000, or $0.01 per basic and diluted share, compared to a loss of $694,000, or $0.11 per basic and diluted share, in the third quarter of fiscal 2007, and net income of $144,000, or $0.02 per basic and diluted share, in the second quarter of fiscal 2008. These results included non-cash, stock-based compensation expense recognized in accordance with SFAS 123(R) totaling $152,000 in the third quarter of fiscal 2008, compared to $293,000 in the third quarter of fiscal 2007, and $155,000 in the second quarter of fiscal 2008.

Peter Jackson, Intraware's Chairman, Chief Executive Officer and President, said, "This quarter, Intraware reached an important milestone in that we were cash flow positive from operations on a year to date basis. In addition, we sustained profitability for the second consecutive quarter. We also added significant new customers, increased our total annual contract value by $280,000, and continued to control our expenses. We are extremely pleased with our progress and remain committed to increasing our product base and growing the company."

Operating Highlights

During the third quarter of fiscal year 2008, Intraware continued to invest in the ongoing improvement of its SubscribeNet service. Several significant customer-specific initiatives were completed, including Channel Manager and Evaluation Manager implementations. In addition to this customer-specific development, core system enhancements were completed. These enhancements included updates to remain current with export compliance regulations, bringing a new data center online with systems to better support disaster recovery, and the rollout of a download manager to work in conjunction with our Akamai integration.

The total annual contract value of the SubscribeNet customer base was $10.9 million at the end of the third quarter of fiscal 2008, a net increase of approximately $280,000 since the end of the prior quarter.  Intraware defines total annual contract value as, on any given date, the aggregate annual service fees paid or expected to be paid by Intraware's customers for services the company has contracted to provide during the then-current annual periods of the customers' respective contracts with the company. To be included in total annual contract value, service fees must be either contractually required to be paid, or expected to be paid, based on a minimum 12-month history of prior charges and payments that were not required by contractual minimums. Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future. Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Business Outlook

Intraware expects fourth quarter of fiscal 2008 revenues to be between $3.0 million and $3.1 million. The company expects GAAP net income or loss per basic and diluted share in the fourth quarter of fiscal 2008 to range between $(0.03) and $(0.05). Operating expenses are expected to increase in the fourth quarter primarily as a result of higher sales commissions related to the addition of a SubscribeNet customer. Furthermore, the company expects to continue to be cash flow positive in the fourth quarter of fiscal 2008.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss the financial and operating results from the third quarter of fiscal 2008 beginning at 5:00 pm Eastern Time today. A live broadcast of the conference call may be heard by dialing 877-852-6573 (international participants dial 719-325-4754) and entering confirmation code 9234976, or via web cast at http://www.shareholder.com/intraware/MediaRegister.cfm?MediaID=29204. For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Time on January 10, 2008, and can be accessed by dialing 888-203-1112 (international participants dial 719-457-0820) and entering confirmation code 9234976.

Like most companies, Intraware will be taking live questions from professional investors but the complete call is open to all interested parties on a listen-only basis. Furthermore, Intraware will answer questions that individual investors submit before and during the call. Individual investors should send their questions via email to ir@intraware.com.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet service (patents pending) is a Web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers. 99.6 percent of Fortune 500 companies and 90 percent of Global Fortune 1000 companies have downloaded software or license keys on the SubscribeNet platform.

More than two million end users from those companies and others have used the service. SubscribeNet powers business-to-business technology providers including IBM, Progress Software Inc., EMC Corporation, Sybase Inc., and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888.446.8729 or http://www.intraware.com.

Forward Looking Statements

The foregoing information contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding or relating to Intraware's financial results for future periods, trends in its financial results in general, and growth of the Company's product base. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. In particular, factors that could cause actual results to differ include risks related to: lower than expected sales and higher than expected costs in the current and future quarters; the possibility that sales will fall short of expectations or that the Intraware services will not meet customer expectations; the concentration of a substantial portion of Intraware's revenues in a small number of customers, which makes Intraware's revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; any significant reduction in corporate technology spending due to macroeconomic factors, geopolitical events or other occurrences; any significant failure by customers to pay service fees owed to Intraware under their respective contracts; an inability by Intraware to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies. These and other risks are more fully described in our periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's website at http://www.sec.gov. Readers should consider the information contained in this release together with other information we make publicly available about Intraware for a more informed overview of the company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2008 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

Contact:
 Jonathan Freed
Ashton Partners
415-293-4415

INTRAWARE, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	November 30, 2007	November 30, 2006	November 30, 2007	November 30, 2006

Revenues	$3,118	$2,803	$9,048	$7,998
Cost of revenues	1,079	1,372	3,176	3,520
Gross profit	2,039	1,431	5,872	4,478
Operating expenses:
Sales and marketing	676	853	1,987	2,327
Product development	343	328	1,117	1,309
General and administrative	1,087	1,082	3,435	3,425
Loss (gain) on disposal of assets	(1)	-	25	-
Total operating expenses	2,105	2,263	6,564	7,061
Loss from operations	(66)	(832)	(692)	(2,583)
Interest expense	-	(9)	-	(30)
Interest and other income	144	147	446	581
Net income (loss)	$78	$(694)	$(246)	$(2,032)

Basic and diluted net income (loss) per share	$0.01	$(0.11)	$(0.04)	$(0.33)
Weighted average shares - basic	6,229	6,131	6,199	6,130
Weighted average shares - diluted	7,465	6,131	6,199	6,130

INTRAWARE, INC.
BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	November 30, 2007	February 28, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,279	$12,260
Accounts receivable, net	1,282	1,110
Costs of deferred revenue	550	490
Other current assets	476	263
Total current assets	14,587	14,123
Costs of deferred revenue, less current portion	246	432
Property and equipment, net	356	407
Capitalized software, net	410	180
Other assets	233	217
Total assets	$15,832	$15,359

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK &
STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$283	$797
Accrued expenses	795	1,003
Deferred revenue	3,083	2,576
Total current liabilities	4,161	4,376
Deferred revenue, less current portion	660	681
Total liabilities	4,821	5,057
Commitments and contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 28 shares issued and outstanding at November 30, 2007 and
February 28, 2007 (aggregate liquidation preference of $500
at November 30, 2007 and February 28, 2007)	449	449
Series B; 1 shares issued and outstanding at November 30, 2007 and February 28, 2007,
(aggregate liquidation preference of $6,000 at November 30, 2007 and February 28, 2007)	5,701	5,701
Total redeemable convertible preferred stock	6,150	6,150
Stockholders' equity:
Common stock; $0.0001 par value; 50,000 shares authorized; 6,235 and 6,134 shares
issued and outstanding at November 30, 2007 and February 28, 2007, respectively	1	1
Additional paid-in-capital	166,248	165,293
Accumulated deficit	(161,388)	(161,142)
Total stockholders' equity	4,861	4,152
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$15,832	$15,359

INTRAWARE, INC.
STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the nine months ended
	November 30, 2007	November 30, 2006
Cash flows from operating activities:
Net loss	$(246)	$(2,032)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Depreciation and amortization	241	321
Provision for doubtful accounts	-	(22)
Stock-based compensation	539	866
Loss on disposal of assets	25	-
Changes in assets and liabilities:
Accounts receivable	(172)	(96)
Costs of deferred revenue	144	(280)
Other assets	(230)	(80)
Accounts payable	(492)	385
Accrued liabilities	(208)	31
Deferred revenue	487	976
Net cash provided by operating activities	88	69
Cash flows from investing activities:
Purchases of property and equipment	(93)	(113)
Capitalized software	(354)	(139)
Proceeds from sale of assets	4	-
Net cash used in investing activities	(443)	(252)
Cash flows from financing activities:
Proceeds from notes payable	-	137
Principal payments on notes payable	-	(327)
Proceeds from issuance of common stock	374	60
Net cash provided by (used in) financing activities	374	(130)
Net increase (decrease) in cash and cash equivalents	19	(313)
Cash and cash equivalents at beginning of the period	12,260	12,650
Cash and cash equivalents at end of the period	$12,279	$12,337

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$31
Supplemental non-cash activity:
Purchases of property and equipment included in accounts payable	$15	$79